Exhibit 3.3


                             AMENDMENT TO BY-LAWS OF

                      LEXINGTON CORPORATE PROPERTIES TRUST

                         (EFFECTIVE AS OF JUNE 17, 2003)



           Article 1, Section 1.10 of the Bylaws shall be deleted in its entirety and replaced with the following:

           SECTION 1.10. Informal Action by Shareholders. Except as provided below, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if there is filed with the records of shareholder's meetings a unanimous written consent which sets forth the action and is signed by each shareholder entitled to vote on the matter and a written waiver of any right to dissent signed by each shareholder entitled to notice of the meeting but not entitled to vote at it. Unless the Declaration of Trust provides otherwise, the holders of any class of shares, other than the common stock of the Company entitled to vote generally in the election of trustees, may take action or consent to any action by delivering a written consent of the shareholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take any such action at a shareholders meeting, provided that the Company gives notice of the action to each shareholder not later than 10 days after the effective time of the action.

           Article 3, Section 3.01 of the Bylaws shall be deleted in its entirety and replaced with the following:

           SECTION 3.01. Committees. The Board of Trustees may appoint from among its members an Audit Committee, a Compensation Committee and other committees composed of one or more trustees and delegate to these committees any of the powers of the Board of Trustees, except (i) the power to authorize dividends on stock (other than as provided below), (ii) elect directors, (iii) issue stock (other than as provided below), (iv) recommend to the shareholders any action which requires shareholder approval, (v) amend these By-Laws, or (vi) approve any merger or share exchange which does not require shareholder approval. The entire Audit Committee shall be trustees who are independent of management. The entire Compensation Committee shall be trustees who are "disinterested persons" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended. If the Board of Trustees has given general authorization for a distribution and provides for or establishes a method or procedure for determining the maximum amount of the distribution, a committee of the Board of Trustees or an officer of the Company, in accordance with that general authorization, may fix the amount and other terms of the distribution. If the Board of Trustees has given general authorization for the issuance of beneficial interest, a committee of the Board of Trustees, in accordance with a general formula or method specified by the Board of Trustees by resolution or adoption of a beneficial interest option or other plan, may fix the terms of beneficial interest subject to classification or reclassification and the terms on which any beneficial interest may be issued, including all terms and conditions required or permitted to be established or authorized by the Board of Trustees.

           Article 6, Section 6.01 of the Bylaws shall be deleted in its entirety and replaced with the following:

           SECTION 6.01. Certificates for Shares of Beneficial Interest. The Board of Trustees may determine to issue certificated or uncertificated shares of beneficial interest and other securities of the Company. For certificated shares of beneficial interest, each shareholder is entitled to certificates which represent and certify the shares of beneficial interest the shareholder holds in the Company. Each certificate (a) shall be in such form, not inconsistent with law or with the Declaration of Trust, as shall be approved by the Board of Trustees or any officer or officers designated for such purpose by resolution of the Board of Trustees, (b) shall include on its face the name of the Company, the name of the shareholder or other person to whom it is issued, and the class of shares of beneficial interest and number of shares of beneficial interest it represents, (c) shall be signed by the Chairman of the Board of Trustees, the President, or a Vice-President, and countersigned by the Secretary, an Assistant Secretary, the Treasurer, or an Assistant Treasurer, (d) may be sealed with the actual seal of the Company or a facsimile of it or in any other form and signatures may be either manual or facsimile signatures. Each certificate shall also include on its face or back (a) a statement of any restrictions on transferability and a statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of beneficial interest of each class which the Company is authorized to issue, of the differences in the relative rights and preferences between the shares of beneficial interest of each series of a preferred or special class in a series which the Company is authorized to issue, to the extent they have been set, and of the authority of the Board of Trustees to set the relative rights and preferences of subsequent series of a preferred or special class of shares of beneficial interest or (b) a statement which provides in substance that the Company will furnish a full statement of such information to any shareholder on request and without charge.

           Such request may be made to the Secretary or to the transfer agent for the shares of beneficial interest. Except as provided in the Maryland Uniform Commercial Code - Investment Securities, the fact that a certificate does not contain or refer to a restriction on transferability that is adopted after the date of issuance does not mean that the restriction is invalid or unenforceable. A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued. A certificate may not be issued until the shares of beneficial interest represented by it are fully paid. Upon the issuance of uncertificated shares of beneficial interest, the Company shall send the shareholder a written statement of the same information required above on the certificate and by the Maryland Uniform Commercial Code - Investment Securities.

           Adopted by unanimous written consent of the Board of Trustees on June 6, 2003.